Exhibit 3.4

Amendment to Shuffle Master’s Corporate Bylaws

Adopted by Board of Directors on January 11, 2005

7.01    Certificates of Stock and Uncertificated Shares of Stock.  Shares of stock of the corporation may be certified or uncertified as provided under Minnesota law. Every owner of stock of the corporation shall, at his election, be entitled to a certificate, to be in such form as the Board prescribes, certifying the number of shares of stock of the corporation owned by him. The certificates for such shares shall be numbered in the order in which they shall be issued and shall be signed in the name of the corporation by the Chief Executive Officer and by the Secretary, or by any other proper officer of the corporation authorized by the Board. A record shall be kept of the name of the person, firm or corporation owning the stock of the corporation whether or not represented by a certificate, and the respective issue dates thereof, and in the case of cancellation, the respective dates of cancellation. Every certificate surrendered to the corporation for exchange or transfer shall be cancelled and no other certificate or certificates shall be issued in exchange for any existing certificates until such existing certificates shall have been so cancelled except in cases provided for in Section 7.05 of this Article VII.

7.04    Transfer of Shares.  Transfer of shares on the books of the corporation may be authorized only by the shareholder named in the certificate, or, as to uncertificated shares of stock, by the shareholder as shown on the ownership records as kept by the corporation, or the shareholder’s legal representative, or duly authorized attorney-in-fact, and, in the case of shares represented by a certificate, upon surrender for cancellation of the certificate or certificates for such shares. The shareholder in whose name shares of stock stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation; provided, that when any transfer of shares shall be made as collateral security, and not absolutely, such facts, if known to the Secretary of the corporation, or to the transfer agent, shall be so expressed in the entry of transfer.

7.06    [Not Used]